EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31

	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$47,343	$37,208
Accounts receivable, net	3,865	4,169
Receivables from sales representatives	2,953	2,932
Inventory of paper	388	545
Prepaid expenses and other current assets	1,622	1,147

Total Current Assets	56,171	46,001

Property and equipment, net	11,038	14,110
Long term investments	100	100
Bonds held to maturity, at amortized cost	1,211	1,358
Other assets	1,017	1,081

Total Assets	$69,537	$62,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,703	$4,284
Deferred income and customer prepayments	20,224	18,259
Accrued liabilities	5,885	5,361
Income taxes payable	546	368

Total Current Liabilities	31,358	28,272

Liabilities for incentive and bonus plans	912	1,025
Amount due to parent company	11,404	11,404
Minority interest	3,104	2,823
Deferred tax liability	347	604

Total Liabilities	47,125	44,128

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,313,949 (2002: 26,308,949) shares issued and outstanding	263	263
Additional paid in capital	81,508	80,486
Retained deficit	(54,612)	(57,680)
Less : Unearned compensation	(4,747)	(4,547)

Total shareholders’ equity	22,412	18,522

Total liabilities and shareholders’ equity	$69,537	$62,650

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Six months ended
	June 30		June 30

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online services	$12,438	$12,750	$25,023	$25,651
Other media services	8,784	8,328	17,656	17,025
Miscellaneous	174	159	357	320

	21,396	21,237	43,036	42,996
Operating Expenses:
Sales	7,150	7,300	14,428	14,661
Circulation	2,664	3,091	5,332	5,963
General and administrative	7,379	7,279	14,674	14,441
Online services development	1,316	1,244	2,631	2,685
Non-cash compensation expense (Note 1)	255	629	792	1,348
Amortization of intangibles/Software development cost	1,024	865	2,049	1,732

Total Operating Expenses	19,788	20,408	39,906	40,830

Income from Operations	1,608	829	3,130	2,166

Interest income	229	48	441	96
Foreign exchange gains (losses), net	14	358	(10)	286

Income before Income Taxes	1,851	1,235	3,561	2,548
Income Tax Provision	(120)	(198)	(211)	(477)

Net Income before minority interest	$1,731	$1,037	$3,350	$2,071

Minority interest	$(178)	$(67)	$(282)	$(87)

Net Income	$1,553	$970	$3,068	$1,984
Retained earnings/(deficit) brought forward	—	—	(57,680)	(61,987)

Retained earnings/(deficit) carried forward	—	—	(54,612)	(60,003)

Basic net income per share	$0.06	$0.04	$0.12	$0.08

Shares used in basic net income per share Calculations	26,313,949	26,308,949	26,312,347	26,307,347

Diluted net income per share	$0.06	$0.04	$0.12	$0.08

Shares used in diluted net income per share Calculations	26,329,763	26,313,708	26,322,551	26,311,627

Notes:	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended June 30		Six months ended June 30

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$68	$149	$149	$279
Circulation	—	25	26	156
General and administrative	121	344	449	603
Online services development	66	111	168	310

	$255	$629	$792	$1,348

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30

	2003	2002

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income/(Loss)	$3,068	$1,984
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,379	4,391
Profit on sale of property and equipment	(5)	—
Accretion of U.S. Treasury strips zero % coupons	(38)	(52)
Bad debt expense	162	432
Non-cash compensation expense	792	1,348
Income attributable to minority shareholder	282	87
Property and equipment written off	10	108

	8,650	8,298
Changes in assets and liabilities:
Accounts receivables	142	568
Receivables from sales representatives	(21)	(1,231)
Receivables from related party sales representatives	—	1,871
Inventory of paper	157	344
Prepaid expenses and other current assets	(475)	(302)
Long term assets	64	71
Accounts payable	419	(508)
Accrued liabilities and liabilities for incentive and bonus plans	411	(344)
Deferred income and customer prepayments	1,965	47
Tax liability	(80)	193

Net cash provided by operating activities	11,232	9,007

Cash flows from investing activities:
Purchase of property and equipment	(1,319)	(2,347)
Proceeds from sales of property and equipment	7	—
Proceeds from matured bonds	185	160

Net cash used for investing activities	(1,127)	(2,187)

Cash flows from financing activities:
Amount received towards directors stock option plan	30	50

Net cash generated from financing activities	30	50

Net increase in cash and cash equivalents	10,135	6,870
Cash and cash equivalents, beginning of the year	37,208	20,236

Cash and cash equivalents, end of the period	47,343	27,106

Supplemental cash flow disclosures:
Income tax paid	$290	$284
Interest paid	—	—